EXHIBIT 10.4

MEMORANDUM OF UNDERSTANDING

     THIS MEMORANDUM OF UNDERSTANDING (this " Agreement" ) is entered into as of April 9, 2002 (the " Effective Date" ) among ALTERRA HEALTHCARE CORPORATION, a Delaware corporation (" Guarantor" ), ALS LEASING, INC., a Delaware corporation (" ALS" ), ASSISTED LIVING PROPERTIES, INC., a Kansas corporation (" ALP" and, together with ALS, " Tenant" ), and the ENTITIES LISTED ON SCHEDULE   1 to this Agreement (collectively, " Landlord" ).

R E C I T A L S
           A.        Landlord and Tenant have entered into that certain Master Lease dated as of even date herewith (the " Lease" ) pursuant to which Tenant shall lease from Landlord the Premises as described therein. Initially capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Lease.

           B.        Pursuant to its separate Guaranty of Master Lease and Letter of Credit Agreement of even date herewith (the " Guaranty" ), Guarantor has unconditionally guarantied to Landlord, among other things, the performance by Tenant under the Lease.

           C.        It is presently contemplated by Guarantor and Tenant that Guarantor (but not Tenant) may file a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code (the " Bankruptcy Code" ). Tenant and Guarantor have requested that Landlord forbear from exercising certain remedies available to it upon a bankruptcy filing by or against Guarantor under the Lease and Guaranty.

           D.        Guarantor, Tenant and Landlord desire to set forth certain mutual understandings and agreements concerning Guarantor's potential filing under the Bankruptcy Code, and the effect of the same under the Lease and Guaranty.

A G R E E M E N T

           NOW, THEREFORE, in consideration of the foregoing Recitals (which by this reference are incorporated herein), and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

           Forbearance. Landlord agrees that, during the Forbearance Period, Landlord will not pursue any remedy under the Lease or Guaranty against Tenant or Guarantor on account of:

           An Event of Default arising under Section   12(g) of the Lease as a result of:

                Guarantor's failure to pay its debts as they become due or Guarantor's admission in writing of its inability to pay its debts generally (except in each case those related to the Lease or Guaranty), where such failure to pay or admission occurs either (A)   on or before the Filing Deadline, or (B)   during the pendency of a Conforming Bankruptcy Proceeding;

           The filing by Guarantor, after the Funding Date but on or before the Filing Deadline, of a voluntary petition under Chapter 11 in or to institute a Conforming Bankruptcy Proceeding;

           The filing by any Person on, or before the Filing Deadline, of an involuntary petition under Chapter  7 or Chapter 11 against Guarantor, provided that any such involuntary petition is, within twenty (20) days after service of such petition on Guarantor, dismissed or converted into a voluntary petition under Chapter  11 in or to institute a Conforming Bankruptcy Proceeding; or

           An Event of Default with respect to Guarantor arising under Section  12(d)(iv) of the Lease either (A)  on or before the Filing Deadline, or (B)  during the pendency of a Conforming Bankruptcy Proceeding; or

           An Event of Default arising under Section 12(f)(ii) of the Lease during the pendency or upon emergence from a Conforming Bankruptcy Proceeding, but only to the extent consistent with a Conforming Plan.

           Forbearance Defaults. Upon the occurrence of any Forbearance Default (as defined below), Landlord's obligations under this Agreement shall immediately terminate and be of no further force or effect, and Landlord shall be entitled to pursue any remedy available to it under the Lease, the Guaranty or any other agreement executed in connection therewith or as may be otherwise available at law or in equity, including any such remedy with respect to any damages suffered by Landlord during the Forbearance Period. The occurrence during the Forbearance Period of any of the following events shall constitute an immediate " Forbearance Default" without any requirement of notice to Tenant or the right or opportunity of Tenant to cure or remedy such Forbearance Default:

           In any Conforming Bankruptcy Proceeding or any other bankruptcy proceeding, (i) Guarantor rejects or attempts to reject the Guaranty, or assumes or attempts to assume the Guaranty in any form other than the form executed by Guarantor as of the Effective Date, (ii) Guarantor files a plan that provides any treatment of the Guaranty other than unimpairment;

           Tenant or Guarantor fails to pay all pre- and post-petition amounts due under the Lease and the Guaranty as and when due under the Lease and Guaranty, or otherwise fails to perform any covenant or agreement therein, except to the extent expressly allowed to contrary under this Agreement during the Forbearance Period;

           In any Conforming Bankruptcy Proceeding or any other bankruptcy proceeding, a trustee or examiner with expanded powers is appointed for Guarantor;

In any Conforming Bankruptcy Proceeding or any other bankruptcy proceeding, Guarantor loses the exclusive right to file a plan of reorganization under Section 1121 of Chapter 11 (" Exclusivity"), or, prior to the expiration of Exclusivity, Guarantor fails to file a Conforming Plan;

           Without limiting the generality of Section  2(b), an Event of Default with respect to Tenant occurs under Section  12(g) of the Lease;

           A Conforming Bankruptcy Proceeding is (i) dismissed, except upon the motion of Guarantor, or (ii) is converted into any proceeding, voluntary or involuntary, under Chapter 7; or

           Guarantor files or pursues any plan in any bankruptcy proceeding other than a Conforming Plan.

           Letters of Credit; Insurance. Guarantor and Tenant covenant that during the pendency of any Conforming Bankruptcy Proceeding they shall continue to use commercially reasonable efforts to cause to be issued, during such Conforming Bankruptcy Proceeding or upon emergence therefrom, Letters of Credit, to the extent available on commercially reasonable terms, in accordance with Section 4.3 of the Lease. Upon the filing by Guarantor of any voluntary petition under Chapter 11 it shall have in place immediately after such filing the policies of insurance required under the Lease.

           Certain Reserves and Escrows. During the Forbearance Period, provided that there exists no Event of Default under the Lease, Landlord shall continue to fund, make payments from and reimburse Tenant for payments from, as applicable, the CapEx Reserve and the Tax Escrow, in each case to the extent and in the manner provided in the Lease.

           Waiver and Cure. On the date (the "Plan Effective Date") upon which a Conforming Plan becomes effective in accordance with a Conforming Bankruptcy Proceeding as contemplated by this Agreement, any Event of Default described in Sections 1(a)-(c) above existing as of the Plan Effective Date shall be deemed waived by Landlord and cured by Tenant, provided that no Forbearance Default has then occurred.
Certain Definitions. As used in this Agreement, the following terms shall have the definitions indicated. Certain other terms are defined elsewhere in this Agreement.

           "Chapter 7" shall mean Chapter 7 of the Bankruptcy Code, 11 U.S.C. § 701 et seq.

           "Chapter 11" shall mean Chapter 11 of the Bankruptcy Code, 11 U.S.C. § 1101 et seq.

           "Conforming Bankruptcy Proceeding" shall mean a proceeding in United States Bankruptcy Court (a)  instituted pursuant to a voluntary petition for reorganization filed by Guarantor under Chapter 11 (or an involuntary petition filed by any Person that is converted by Guarantor into a voluntary petition under Chapter 11 pursuant to Section 1(a)(iii)), and (b) in which Guarantor at all times during the pendency of such proceeding is pursuing confirmation of a Conforming Plan.

           "Conforming Plan" shall mean a plan of reorganization of Guarantor containing each of the following elements, and that will result upon confirmation in:

           (a) The Guaranty remaining unimpaired;

           (b)  Guarantor and its wholly owned subsidiaries continuing to own or operate not less than three hundred (300) assisted living residences;

           (c) On a pro forma basis, the ratio of Guarantor's Debt to Guarantor's Cash Flow not exceeding 12:1.0; and

           (d) Upon the confirmation and implementation of the such plan, at least seventy percent (70%) of the Guarantor's voting stock on a fully diluted basis being owned by (i) Persons who had, prior to filing of the bankruptcy petition instituting the Conforming Bankruptcy Proceeding, (A) an ownership or other interest in Guarantor's stock or debt (including debt of Guarantor's subsidiaries guaranteed by Guarantor) and (B) a joint venture ownership interest in Guarantor's assets or Guarantor's subsidiaries' assets, and (ii) Related Persons of Persons described in the foregoing clause (i), but excluding each such Person or Related Person who: (1) held less than a Material Investment in Guarantor on the Effective Date, and (2) subsequent to the Effective Date and prior to or contemporaneously with the confirmation and implementation of such plan increases their respective investment (on a cost basis) in the Guarantor by greater than ten percent (10%).

           "Filing Deadline" shall mean December 31, 2002.

           "Forbearance Period" shall mean the period commencing on the Effective Date and ending on the earlier to occur of (a) the date upon which a Forbearance Default occurs, or (b) the Filing Deadline.

           " Funding Date" shall mean the earlier to occur of (a) the date upon which Landlord receives the proceeds of the second tranche of the acquisition loan obtained by Landlord in connection with the acquisition of the Premises, or (b) the date that is forty-five (45) days after the Effective Date.

           "Guarantor's Cash Flow" shall mean, for any applicable fiscal quarter, the net income of Guarantor for such quarter, adjusted to add thereto, without duplication, (a) interest expense, (b) income tax expense, (c) depreciation and amortization expense, and (d) any other noncash adjustments, in each case determined in accordance with generally accepted accounting principles, consistently applied.

           "Guarantor's Debt" shall mean all debt, guarantees and all convertible debt issued by Guarantor, including zero coupon instruments and non-cash paying securities (such as convertibles and PIKs), but excluding preferred equity securities that are not convertible to debt, all of the above on a consolidated basis with Guarantor's subsidiaries and other Affiliates.

           "Material Investment" as used in the definition of Conforming Plan, shall mean an investment in the stock or debt of Guarantor or of any subsidiary of Guarantor, to the extent that such debt is guaranteed by Guarantor, in the amount of at least Two Million Dollars ($2,000,000) on a cost basis.

           "Related Persons" shall mean, as to a specified Person, another Person related to, affiliated with or who controls, is controlled by or is under common control with such specified Person.

           Ratification and Acknowledgment. Tenant and Guarantor hereby acknowledge the full force and effect of, and ratify their respective obligations under, the Lease, the Guaranty, the LC Agreement and the Stock Pledge, in each case without modification or amendment.

           Identification of Agreement. This Agreement is the agreement referred to in clause (a) of Section  22 of the Lease as the "Memorandum of Understanding."

           Miscellaneous. Any notices to be given under or with respect to this Agreement shall be given to the respective Persons and in the manner described in the Lease and Guaranty. The titles and headings in this Agreement are for convenience of reference only and shall not in any way affect the meaning or construction of any provision. Since each party has been represented by counsel and this Agreement has been freely and fairly negotiated, all provisions shall be interpreted according to their fair meaning and shall not be strictly construed against any party. If any part of this Agreement shall be determined to be invalid or unenforceable, the remainder shall nevertheless continue in full force and effect. Time is of the essence, and whenever action must be taken (including the giving of notice or the delivery of documents) hereunder during a certain period of time or by a particular date that ends or occurs on a Saturday, Sunday or federal holiday, then such period or date shall be extended until the immediately following business day. Whenever the words "including", "include" or "includes" are used in this Agreement, they shall be interpreted in a non-exclusive manner as though the words "without limitation" immediately followed. Whenever the words day or days are used in this Agreement, they shall mean "calendar day" or "calendar days" unless expressly provided to the contrary. Unless otherwise expressly provided, any reference to any "Section" means a section of this Agreement (including all subsections), and any reference to any "Exhibit" or "Schedule" means an exhibit or schedule attached hereto. If more than one Person is Tenant hereunder, their liability and obligations hereunder shall be joint and several. This Agreement (a) contains the entire agreement of the parties as to the subject matter hereof and supersedes all prior or contemporaneous verbal or written agreements or understandings, (b) may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, (c) may only be amended by a writing executed by the parties, (d) may be assigned by Landlord (including any assignment for security purposes) to any assignee of, or successor in interest to, its rights under the Lease, (e) shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties, (f) is not entered into for, nor shall it inure to, the benefit of any third party, and no such party shall be entitled to rely hereon, (g) shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to the conflict of laws rules thereof, and (h) incorporates by this reference any Exhibits and Schedules attached hereto.

THIS AGREEMENT DOES NOT CONSTITUTE

(A) A FORBEARANCE FOR ANY ACT OF BANKRUPTCY OR SIMILAR ACT BY TENANT, OR

(B) A CONSENT BY LANDLORD TO ANY PLAN OF REORGANIZATION IN BANKRUPTCY OF GUARANTOR, INCLUDING ONE THAT IS A CONFORMING PLAN, WHICH CONSENT COULD BE SET FORTH ONLY IN A MORE DEFINITIVE LOCK-UP AGREEMENT.

[Signatures begin on next page.]

           IN WITNESS WHEREOF, this Agreement has been executed by Tenant, Guarantor and Landlord as of the date first written above.

"TENANT"

ALS LEASING, INC.,
a Delaware corporation

By:     /s/ Mark W. Ohlendorf
Name:     Mark W. Ohlendorf
Title:     Vice President

Witness:     /s/ Sarah Wits                                Witness:/s/ Kristin Ferge

ASSISTED LIVING PROPERTIES, INC.,
a Kansas corporation

By:     /s/ Mark W. Ohlendorf
Name:     Mark W. Ohlendorf
Title:     Vice President

Witness:     /s/ Sarah Wits                                Witness:/s/ Kristin Ferge

"GUARANTOR"

ALTERRA HEALTHCARE CORPORATION,
a Delaware corporation

By:     /s/ Mark W. Ohlendorf
Name:     Mark W. Ohlendorf
Title:     Senior Vice President

Witness:     /s/ Sarah Wits                                Witness:/s/ Kristin Ferge

"LANDLORD"

JER/NHP SENIOR LIVING ACQUISITION, LLC,
a Delaware limited liability company

By:	JER/NHP SENIOR HOUSING, LLC, a Delaware limited liability company, its sole member

By:	NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation, its managing member

By: /s/ Donald D. Bradley Name: Donald D. Bradley Title: Senior Vice President & General Counsel

Witness:     /s/ Sharina Ross                              Witness:     /s/ Frank M. Crance

JER/NHP SENIOR LIVING TEXAS, L.P.,
a Texas limited partnership

By:	JER/NHP MANAGEMENT TEXAS, LLC, a Texas limited liability company, its general partner

By: /s/ Donald D. Bradley Name: Donald D. Bradley Title: Manager

Witness:     /s/ Sharina Ross                              Witness:     /s/ Frank M. Crance

JER/NHP SENIOR LIVING WISCONSIN, LLC
a Delaware limited liability company

By:	JER/NHP SENIOR HOUSING, LLC, a Delaware limited liability company, its sole member

By:	NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation, its managing member

By: /s/ Donald D. Bradley Name: Donald D. Bradley Title: Senior Vice President & General Counsel

Witness:     /s/ Sharina Ross                              Witness:     /s/ Frank M. Crance

JER/NHP SENIOR LIVING KANSAS, INC.,
a Kansas corporation

By:  /s/ Donald D. Bradley
Name:         Donald D. Bradley
Title:        Secretary and Treasurer

Witness:     /s/ Sharina Ross                              Witness:     /s/ Frank M. Crance

SCHEDULE 1

LANDLORD ENTITIES

1.        JER/NHP Senior Living Texas, L.P., a Texas limited partnership

2.        JER/NHP Senior Living Wisconsin, LLC, a Delaware limited liability company

  JER/NHP Senior Living Kansas, Inc., a Kansas corporation

  (f/k/a Meditrust of Kansas, Inc., a Kansas corporation)

4.        JER/NHP Senior Living Acquisition, LLC, a Delaware limited liability company

Schedule 1